Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-83171, 333-136016, 333-37000 and 333-159548) of NIC Inc. of our report dated March 16, 2010 relating to the financial statements of TexasOnline, which appears in the Current Report on Form 8-K of NIC Inc. dated May 29, 2009.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

March 16, 2010